Capital World Growth and Income Fund, Inc.
333 South Hope Street
Los Angeles, California 90071

Telephone (213) 486-9200
Fax (213) 486-9455

For period ending 11/30/09
File number 811-07338

77C.           The Board of Directors of Capital World Growth and Income Fund, Inc. presented several proposals to its shareholders.  These measures were designed to increase investment flexibility, streamline fund administration and reduce expenses.  The fund’s shareholder meeting was held November 24, 2009.

The results of the proposals submitted to vote for Capital World Growth and Income Fund, Inc. are as follows:

Election of Directors:

Director	Votes For	Votes Withheld
Joseph C. Berenato	1,518,161,801	43,381,102
Robert J. Denison	1,518,198,699	43,344,204
Mark E. Denning	1,518,230,796	43,312,107
Gina H. Despres	1,518,233,687	43,309,216
Mary Anne Dolan	1,518,115,410	43,427,493
R. Clark Hooper	1,518,018,947	43,523,956
Koichi Itoh	1,518,118,119	43,424,784
Merit E. Janow	1,518,029,040	43,513,863
Leonade D. Jones	1,518,074,599	43,468,304
Gail L. Neale	1,518,111,818	43,431,085
Robert J. O’Neill	1,518,042,638	43,500,265
Stefanie Powers	1,517,865,374	43,677,529
Christopher E. Stone	1,518,190,275	43,352,628
Steadman Upham	1,517,704,383	43,838,520

Approval of an agreement to reorganize the fund from a Maryland Corporation into a Delaware Statutory Trust:

Votes For	Votes Against	Votes Abstaining*
1,208,997,979	33,660,154	318,884,770

Approval to update the fund’s fundamental investment policies:
a.	Policy regarding borrowing
b.	Policy regarding issuance of senior securities
c.	Policy regarding underwriting
d.	Policy regarding investments in real estate or commodities
e.	Policy regarding lending
f.	Policy regarding industry concentration
g.	The elimination of certain policies

	Votes For	Votes Against	Votes Abstaining*
3a.	1,205,674,138	37,279,713	318,589,052
3b.	1,205,041,912	36,861,096	319,639,895
3c.	1,206,304,054	35,334,050	319,904,799
3d.	1,203,334,597	39,124,460	319,083,846
3e.	1,202,424,198	39,709,861	319,408,844
3f.	1,207,425,199	34,455,702	319,662,002
3g.	1,200,840,247	39,051,329	321,651,327

Approval of a policy allowing Capital Research and Management Company to appoint subsidiary advisers to manage the day-to-day investment activities of the fund without additional shareholder approval:

Votes For	Votes Against	Votes Abstaining*
1,193,586,063	47,324,721	320,632,119

Approval of amendments to the fund’s Investment Advisory and Service Agreement with Capital Research and Management Company:

Votes For	Votes Against	Votes Abstaining*
1,198,359,722	40,898,011	322,285,170

Approval of a form of Subsidiary Agreement and appointment of subsidiary advisor(s) for the fund:

Votes For	Votes Against	Votes Abstaining*
1,194,675,410	45,562,675	321,304,818

Approval to consider a proposal submitted by shareholders of the fund that requests the Board of the Fund to “institute procedures to prevent holding investments in companies that, in the judgment of the Board, substantially contribute to genocide or crimes against humanity, the most egregious violation of human rights:”

Votes For	Votes Against	Votes Abstaining
143,389,799	1,068,221,303	66,870,511

*Includes broker non-votes.